Exhibit 23.4

200 Spectrum Center Drive, Suite 300 Irvine, CA 92618 (714) 234-5980 www.BCRGCPAS.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of Check-Cap Ltd. of our audit report dated November 12, 2025, relating to the financial statements of MBody AI Corp. as of December 31, 2024 and June 30, 2025, and for the periods from October 7, 2024 (date of formation) to December 31, 2024, and for the six months ended June 30, 2025, respectively.

We also consent to the reference to us as an expert under the heading “Experts” in such Registration Statement.

Irvine, California

January 30, 2026